Exhibit 10.16

May 2, 2001

Mr. John J. Murphy

Executive Vice President and Chief Financial Officer

Arrow Financial Corporation

250 Glen Street

Glens Falls, New York 12801

Re: Award Under Schedule A of SERP

Dear Jack:

This is to advise you that the Board of Directors of Arrow Financial Corporation ("Company") has determined to make an award to you under Schedule A of the Company's Select Executive Retirement Plan (the "SERP"), subject to your agreement to the terms and conditions thereof. The purpose of the award (the "Award") is to provide you with further incentive to continue your outstanding efforts on behalf of the Company and its shareholders.

The Award would be the equivalent of three additional years of credited service under the Company's defined benefit pension plan, regardless of the date of your ultimate retirement and your actual years of service at that time, with the extra benefit to be calculated without regard to the provisions of the Internal Revenue Code limiting the dollar amount of annual payments to any one individual out of tax-qualified retirement plans.

Specifically, under the Award, you would be entitled to the following:

1. Payment, upon your retirement, of additional amounts under Schedule A of the SERP equal to (A) minus (B),

where (A) equals the dollar amount of each installment payment that would be receivable by you upon your retirement under the Company's Defined Benefit Retirement Plan, and any successor thereto (the "Retirement Plan"), and the SERP, assuming (i) you continued at such time to be entitled to participate in Schedule B of the SERP, (ii) your years of credited service under the Retirement Plan included three additional years beyond your actual years of credited service upon your retirement, and (iii) your "covered compensation," as defined in the Retirement Plan, during these three additional, assumed years of coverage increased in each such year over the prior year by a percentage equal to the average percentage annual increase in your "covered compensation" under the Retirement Plan in the three plan years immediately preceding the date of your actual retirement; and

where (B) equals the dollar amount of each installment payment that would be receivable by you under the Retirement Plan and the SERP, absent this Award.

2. To the extent that, upon your retirement, you may be entitled to receive payments under Schedule B of the SERP in a lump sum as opposed to installment payments, the same right will apply to the additional payments receivable by you under Schedule A of the SERP pursuant to this Award, including the methodology for calculating the present value of future installment payments.

3. You will be entitled to receive the additional amount or amounts specified in Section 1 above, regardless of the date of your retirement, the reasons for your retirement, other benefits payable to you at retirement under any other plan of the Company or any agreement or arrangement between you and the Company, or any other factor or condition affecting you or the Company at such time, provided, however, that you will not be entitled to receive any amount described in Section 1 above, if your employment with the Company or its subsidiary, Glens Falls National Bank and Trust Company, is terminated For Cause, as such term is defined in the SERP on the date hereof, or if payment to you of such amount is in violation of any applicable statute or regulation respecting compensation of officers or employees under the clear and unambiguous wording of such statute or regulation.

4. In the event of your death prior to retirement, the designation of beneficiaries and the nature of the benefit to be paid to the beneficiaries or otherwise shall be as set forth on Exhibit A hereto.

5. Payment of the Award to you or your beneficiaries or heirs will be subject to the provisions of the SERP and Schedule A thereof, as well as the provisions of any trust (e.g., a so-called "rabbi trust") that has been or may be established to protect your interest under the SERP. Under the terms of the SERP, this Award, once accepted and agreed to by you, may not be withdrawn or reduced by the Company or its successors without your agreement, and shall constitute a contract between you, as party of the first part, and the Company and its successors and assigns, as party of the second part.

6. The grant to you of this Award may be required to be disclosed in reports or documents filed by the Company or its subsidiaries with regulatory authorities or distributed to shareholders or the public. Your agreement with the terms hereof will constitute your consent to any such disclosure, at the discretion of the Company.

7. This agreement will be governed by and interpreted in accordance with the laws of the State of New York.

If you are in agreement with the terms and conditions set forth in this letter and agree to accept the Award, please indicate your acceptance by signing the enclosed duplicate copy of this letter in the space provided, at which time this letter will become an agreement between us, as of the day and year first above written.

Very truly yours,

Arrow Financial Corporation

By: /s/ Thomas L. Hoy

Thomas L. Hoy, President and CEO

AGREED TO AND ACCEPTED:

/s/ John J. Murphy

John J. Murphy